EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion of our report dated March 17, 2021, with respect to the balance sheets of Decoy Biosystems, Inc. (the “Company”) as of December 31, 2020 and 2019, the related statements of operations, stockholders’ equity, and cash flows for each of the years ended December 31, 2020 and 2019, and the related notes, included in the Registration Statement on Form S-1 of Indaptus Therapeutics, Inc., and to the reference to our firm under the heading “Experts” in the prospectus. Our report dated March 17, 2021 contains an explanatory paragraph that states that the Company has limited liquidity and has incurred recurring losses and negative cash flows from operations since inception, and that these conditions, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ Haskell & White LLP

HASKELL & WHITE LLP

Irvine, California

September 24, 2021